Exhibit 10.2

FIRST AMENDED EMPLOYMENT AGREEMENT

This First Amended Employment Agreement (“Agreement”), dated September 24, 2018 (the “Effective Date”) is entered into between Motus GI Holdings, Inc., a Delaware corporation, having its corporate headquarters at 1301 East Broward Blvd, Fort Lauderdale, Florida (“Company”), and Mark Pomeranz, an individual residing at 20 Laurelwood Drive, Bernardsville, NJ 07924 (“Executive”) (Company and Executive, each a “Party” and together, the “Parties”).

WHEREAS, the Parties previously entered into an Employment Agreement dated as of December 22, 2016; and

WHEREAS, the Parties have mutually agreed to modify and amend the terms and conditions of employment as set forth in this First Amended Employment Agreement; and

WHEREAS, the Employment Agreement is no longer in effect and has been superseded and replaced by this First Amended Employment Agreement.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, Company and Executive hereby agree as follows:

ARTICLE I

EMPLOYMENT; POSITION, DUTIES AND RESPONSIBILITIES

1.01       Employment and Acceptance. Company agrees to, and does hereby, employ Executive, and Executive agrees to, and does hereby accept, such employment, upon the terms and subject to the conditions set forth in this Agreement.

1.02       Position, Duties and Responsibilities. During the Term (as defined in Section 2.01 below), Executive shall serve as President and Chief Operating Officer of the Company as well as in such other positions or capacities as may be reasonably requested by the CEO and/or the Board of Directors of Company (the “Board”) and shall have such duties and responsibilities as are customary for, and are consistent with, such position(s) as may, from time to time, be assigned to him. Executive’s employment by Company shall be full-time and exclusive to Company and Executive shall (a) report to the CEO, (b) comply with Company’s policies and procedures in place from time to time, and (c) serve Company faithfully and to the best of Executive’s ability. The Executive acknowledges and agrees that he shall voluntarily resign from his service on the Board at the request of the non-executive members of the Board. The Executive also agrees to promptly execute such documents as may be reasonably requested by the Company to evidence his cessation of service on the Board. During the Term, and except for paid time off in accordance with the terms of Section 3.01(F) below or absences due to illness or incapacity, Executive shall devote all of Executive’s business time, attention, skill and efforts exclusively to the business and affairs of Company (including its affiliates) and the promotion of its interests. Notwithstanding anything contained herein to the contrary, Executive may do the following, provided that such activities do not inhibit or prohibit the performance of Executive’s duties hereunder or inhibit or conflict with the business of Company and/or its affiliates: (i) engage in charitable, educational, religious, civic and similar types of activities and manage Executive’s personal investments, and (ii) with the prior written consent of the Board which shall not be unreasonably withheld, serve on the board of directors, managers, advisors (or their equivalent) of outside business enterprises. The Parties acknowledge that the Executive currently resides in Bernardsville, New Jersey; while the Executive will not be required to relocate his home residence, Executive acknowledges that he shall be required to travel as reasonably necessary to perform Executive’s duties hereunder, including international travel.

ARTICLE II

TERM

2.01       Term of Employment. The terms of this Agreement shall commence as of the Effective Date and shall continue on an at-will basis. The period during which Executive is employed pursuant to this Agreement shall be referred to as the “Term.”

ARTICLE III

COMPENSATION AND BENEFITS; EXPENSES

3.01       Compensation and Benefits. For all services rendered by Executive in any capacity during the Term (including, without limitation, serving as an officer, director or member of any committee of Company or any affiliate or division thereof), Executive shall be compensated as follows (subject, in each case, to the provisions of Article IV below):

(A)       Base Salary. During the Term, Company shall pay to Executive a base salary at the initial rate of $385,000 (less applicable withholdings and deductions) on an annualized basis (the “Base Salary”). As used in this Agreement, the term “Base Salary” shall refer to Base Salary as may be adjusted upward from time to time by the Board. Base Salary shall be payable in accordance with the customary payroll practices of Company.

(B)       2018 Bonus. For the calendar year ending December 31, 2018, the Executive shall be eligible to receive a bonus payment in an amount equal to up to thirty one and one quarter percent (31.25%) of the Executive’s then-Base Salary (“2018 Bonus Target”) if the Board determines that the Executive has met the target objectives communicated to him (the “2018 Bonus”). The payout range for the 2018 Bonus shall be between fifty percent (50%) and two hundred percent (200%) of the 2018 Bonus Target based on the Board’s assessment of the achievement of performance objectives. Any 2018 Bonus earned by the Executive shall be paid to Executive no later than March 15th of the calendar year following the calendar year to which the bonus relates.

(C)       Performance Bonus. Effective January 1, 2019, and for the remainder of the Term thereafter, the Executive shall be eligible to receive a bonus payment in an amount equal to up to fifty percent (50%) of the Executive’s then-Base Salary (“Bonus Target”) if the Board determines that the Executive has met the target objectives communicated to him. Payout parameters will be determined by the Board based upon parameters set by the Board and the Chief Executive Officer of the Company for an overall Company executive bonus program using market data and analysis input from a third-party expert compensation firm. Any bonus earned by the Executive shall be paid to Executive no later than March 15th of the calendar year following the calendar year to which the bonus relates.

(D)        Equity Compensation.

a.       During the Term, Executive shall be eligible to receive from time to time such additional equity grants or awards, if any, pursuant to the terms of the Company’s 2016 Equity Incentive Plan (the “Plan”) (or any successor plan as may be in place from time to time) as may be approved by the Board or the Compensation Committee in its discretion. Such grants or awards will be subject to the terms and conditions of the Plan (or any successor plan) and such other terms and conditions as the Board or the Compensation Committee in its discretion may establish.

b.       The Parties acknowledge, pursuant to the Employment Agreement, on May 4, 2017, Executive received a grant of options (the “Option Grant”) to purchase up to 511,113 shares of our Common Stock pursuant to the Plan with an exercise price of $5.00 per share, which was repriced to $4.50 per share in September 2017, of which fifty-three percent (53%) were fully vested when issued, forty percent (40%) vest in a series of twelve (12) successive equal quarterly installments upon the completion of each successive calendar quarter of active service over the three (3) year period measured from the date of grant, as was determined by the Compensation Committee of the Board, and seven percent (7%) will not become fully vested until three years from December 22, 2016. Pursuant to the Employment Agreement, Executive’s Option Grant contained the following additional terms:

(1)        Upon the “change-in-control” of the Company, any unvested options shall become fully vested immediately prior to such “change-in-control”. “Change of Control” shall mean the consummation of any one of the following events: (i) a sale, lease, transfer or other disposition of all or substantially all of the assets of the Company; (ii) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Company’s outstanding voting power of the surviving entity following the consolidation, merger or reorganization; or (iii) any transaction (or series of related transactions involving a person or entity, or a group of affiliated persons or entities) in which in excess of fifty percent (50%) of the Company’s then-outstanding voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Company and excluding any such change of voting power resulting from a bona tide equity financing event or public offering of the stock of the Company.

(2)        If the Executive is terminated without Cause (as defined below), the Executive shall have twelve months from the date of termination to exercise the option as to any Common Shares that have vested on or prior to the effective date of termination.

(3)        Terms otherwise in accordance with the Company’s stock option plan as in effect as of December 22, 2016.

(E)       Benefits. During the Term, Executive shall be entitled to participate in all Executive benefit plans and programs (excluding severance plans, if any) generally made available by Company to Executives of Company, to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof. Company may amend, modify or rescind any employee benefit plan or program and/or change employee contribution amounts to benefit costs without notice in its discretion. Executive’s eligibility for severance shall be governed by the terms of this Agreement.

(F)       Paid Time Off (PTO). During the Term, Executive shall be entitled to paid time off in accordance with Company’s policy in place from time to time; provided, however, that Executive shall be eligible to accrue no less than twenty (20) days per calendar year. The Executive shall be permitted to carry over PTO into the following calendar year; provided however that any unused, accrued PTO shall expire two years following the applicable year in which PTO was earned. The Executive shall be required to obtain the Board’s approval if he wishes to take more than two weeks of PTO consecutively.

3.02       Expenses. Executive shall be entitled to receive reimbursement from Company for reasonable out-of-pocket expenses incurred by Executive during the Term in connection with the performance of Executive’s duties and obligations under this Agreement, according to Company’s expense account and reimbursement policies in place from time to time and provided that Executive shall submit reasonable documentation with respect to such expenses; provided, however, in no event shall a reimbursement be made later than December 31 of the year following the year in which the expense was incurred.

ARTICLE IV

TERMINATION

4.01       Events of Termination. This Agreement and Executive’s employment hereunder shall terminate upon the occurrence of any one or more of the following events:

(A)       Death. In the event of Executive’s death, this Agreement and Executive’s employment hereunder shall automatically terminate on the date of death.

(B)       Disability. To the extent permitted by law, in the event of Executive’s physical or mental disability that prevents Executive from performing the essential functions of Executive’s duties under this Agreement (with or without reasonable accommodation) for a period of at least ninety (90) consecutive days in any twelve (12)-month period or one hundred twenty (120) non-consecutive days in any twelve (12)-month period, Company may terminate this Agreement and Executive’s employment hereunder upon giving written notice of termination to Executive.

(C)         Termination by Company for Cause. Company may, at its option, terminate this Agreement and Executive’s employment hereunder for Cause (as defined below) upon giving notice of termination to Executive. As used in this Agreement, “Cause” shall mean the termination of the Executive’s employment because of:

(1)       gross negligence or willful misconduct in the performance of the Executive’s duties hereunder, or if the Executive otherwise materially breaches this Agreement;

(2)       the Executive’s failure to obey a lawful and appropriate directive that is from the Board, which failure is not cured within 15 days written notice of the alleged failure to perform; provided, that the Executive’s failure to achieve performance goals shall not constitute such a failure;

(3)       a material violation of the restrictive covenants described in Article V below or of any written employee conduct policy of the Company against workplace harassment or discrimination); or

(4)       conviction of a felony or other serious crime; or

(5)       any other act or omission that results in material harm to the business, reputation of the Company.

(D)         Without Cause by Company. Company may, at its option, at any time terminate this Agreement and Executive’s employment hereunder for no reason or for any reason whatsoever (other than for Cause or as a result of Executive’s death or Disability) by giving written notice of termination to Executive.

(E)         Termination by Executive. Executive may terminate this Agreement and Executive’s employment hereunder with or without Good Reason (as defined below) by: (i) in the case of a resignation without Good Reason, giving thirty (30) days prior written notice of termination to Company; or (ii) in the case of a resignation for Good Reason, giving written notice of resignation within thirty (30) days after the expiration of the Good Reason Cure Period; provided, however, in each case, Company reserves the right, upon written notice to Executive, to accept Executive’s notice of resignation and to accelerate such notice and make Executive’s resignation effective immediately, or on such other date prior to Executive’s intended last day of work as Executive deems appropriate. The Company’s election to accelerate Executive’s notice of resignation shall not be deemed a termination by Company. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following circumstances without Executive’s prior express written consent: (i) a material adverse change in the nature of Executive’s title, duties or responsibilities with the Company that represents a material demotion from his title, duties or responsibilities as in effect immediately prior to such change; (ii) a material breach of this Agreement by the Company; (iii) a failure by the Company to make any payments to Executive when due, unless the payment is not material and is being contested by the Company, in good faith; (iv) the Company’s performance of any illegal or civilly actionable act that materially damages Executive’s reputation or is considered harassment under applicable law; (v) any material reduction of the Executive’s then current annual Base Salary except to the extent that the annual Base Salary of all other similarly situated employees of the Company or its successor is similarly reduced; (vi) any requirement that the Executive relocate to a work site that is more than fifty miles from his home; or (vii) a liquidation, bankruptcy or receivership of the Company. Notwithstanding the foregoing, no Good Reason shall be deemed to exist with respect to the Company’s acts described in clause (i) above, unless Executive shall have given written notice to the company specifying the Good Reason with reasonable particularity within (ninety) 90 days after the date Executive first knew or should reasonably have known of the occurrence of any such event and, within fifteen (15) days after such notice, the Company shall not have cured or eliminated the problem or thing giving rise to such Good Reason; provided, however, that a repeated breach after notice and cure of any provision of clause (i) above involving the same or substantially similar actions or conduct, shall be grounds for termination for Good Reason without any additional notice from Executive. If Executive fails to provide the notice and Good Reason Cure Period prior to Executive’s resignation, or resigns more than ninety (90) days after the initial existence of the condition, Executive’s resignation will not be deemed to be for “Good Reason” and any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by Executive.

(F)       Mutual Agreement. This Agreement and Executive’s employment hereunder may be terminated at any time by the mutual agreement of Company and Executive.

4.02       Company’s Obligations upon Termination.

(A) Termination by Company for Cause; Termination by Executive without Good Reason; Mutual Agreement. In the event of a termination of this Agreement and Executive’s employment hereunder pursuant to Sections 4.01(C), 4.01(E) (other than a termination for Good Reason), or 4.01(F) above, then this Agreement and Executive’s employment with Company shall terminate and Company’s sole obligation to Executive (or Executive’s estate, heirs, executors, administrators, representatives and assigns) under this Agreement or otherwise shall be to: (i) pay to Executive (or, if applicable, Executive’s estate) any Base Salary earned, but not yet paid, prior to the effective date of such termination, payable in accordance with Company’s standard payroll practices; (ii) reimburse Executive (or, if applicable, Executive’s estate) for any expenses incurred by Executive through the effective date of such termination in accordance with Section 3.02 above; and (iii) pay and/or provide any amounts or benefits that are vested amounts or vested benefits or that Executive is otherwise entitled to receive under any plan, program, policy or practice (with the exception of those, if any, relating to severance) on the date of termination, in accordance with such plan, program, policy, or practice (including payment for unused, accrued vacation) (clauses (i), (ii) and (iii) of this sentence are collectively referred to herein as the “Accrued Obligations”).

(B)         Termination by Company without Cause; Termination by Executive for Good Reason; Death or Disability.

(1) Subject to Section 4.02(B) below, in the event of a termination of this Agreement and Executive’s employment hereunder by Company pursuant to Section 4.01A, 4.01B, 4.01(D) or a termination of this Agreement and Executive’s employment hereunder by Executive for Good Reason (as defined in Section 4.01(E) above) pursuant to Section 4.01(E), then this Agreement and Executive’s employment with Company shall terminate and Company’s sole obligation to Executive under this Agreement or otherwise shall be to: (i) pay and/or provide, as applicable, the Accrued Obligations in accordance with the terms set forth in Section 4.02(A) above; and (ii) subject to Section 4.02(C) below, (a) an aggregate amount equal to the Executive’s Base Salary for twelve (12) months (the “Severance Payments”), (b) if Executive timely elects COBRA coverage, Company shall pay the Company portion of Executive’s healthcare continuation payments under COBRA for a twelve (12)-month period following the date of Executive’s termination of employment with Company (the “COBRA Assistance”) during which time Executive shall be responsible for the Executive portion (unless Executive becomes eligible to obtain healthcare coverage from a new company before the twelve (12)-month anniversary of the termination of Executive’s employment, in which case Company’s obligation to contribute to Executive’s health care continuation payments under COBRA shall cease), (c) pay to Executive any earned but unpaid 2018 Bonus or Performance Bonus, as applicable, that relates to the calendar year prior to the calendar year in which the termination of Executive’s employment from the Company occurs, which shall be paid in lump sum on the date when bonuses otherwise would be paid, (d) reimbursement of business expenses as set forth herein, and (e) 25% of any unvested options shall upon such termination vest. Any unvested portion of the Executive’s Option Grant and unpaid Bonus shall be forfeited without payment. If, following a termination of employment without Cause or due to permanent disability, the Executive breaches the provisions of Section 5 below, the Executive shall not be eligible, as of the date of such breach, for any additional Severance Payments, and any and all further obligations and agreements of the Company with respect to such payments shall thereupon cease. Additionally, if, following a termination of employment without Cause or due to Disability, the Executive accepts and commences alternate employment while receiving the Severance Payments, the base compensation received by Executive from such alternate employment shall be applied as an offset against future Severance Payments due the Executive. By way of example, if Executive is able to secure alternate employment at a monthly base salary rate of $20,000, the Executive’s monthly Severance Payment would be reduced by $20,000 during the remaining severance period.

(2) In the event of a termination of this Agreement and Executive’s employment hereunder by Company pursuant to Section 4.01(D) or a termination of this Agreement and Executive’s employment hereunder by Executive for Good Reason (as defined in Section 4.01(E) above) pursuant to Section 4.01(E) during the twelve (12)-months immediately following a Change in Control (as defined below), then this Agreement and Executive’s employment with Company shall terminate and Company’s sole obligation to Executive under this Agreement or otherwise shall be to: (i) make the payments described in Section 4.02(B)(1)(i) and Section 4.02(B)(ii)(a)-(d) above, and (ii) subject to Section 4.02(C) below, accelerate the vesting of all unvested equity awards either existing and future awards (including the unvested portion of the Option Grant). Except for Section 3.01(D)(b)(1), as used in this Agreement, a “Change in Control” shall have the meaning of Change in Control set forth in the Company’s Plan, as in effect on the date of this Agreement. In the event the unvested portion of Executive’s equity awards are not assumed or substituted with substantially equivalent awards with the successor corporation in connection with a Change in Control, such unvested equity awards shall become immediately vested immediately prior to such Change in Control.

Notwithstanding anything set forth in this Section 4.02(B) to the contrary, in the event of a material breach by Executive under Article V of this Agreement or the Release and in addition to any other remedies hereunder, the Release or at law or in equity, Company’s obligation to make (i) any remaining installments of the Severance Payment shall terminate as of the date of such breach and Company shall have no further obligations under this Section 4.02(B) other than to pay/provide the Accrued Obligations (to the extent not previously paid/provided) and Executive shall be required, upon demand, to return to Company fifty percent (50%) of the Severance Payment (or installments thereof) paid by the Company pursuant to this Section 4.02(B).

(C)       Release. With the exception of Accrued Obligations, all payments and benefits to Executive pursuant to this Section 4.02 shall be contingent upon Executive’s execution, delivery within 21 days (or 45 days in the case of a group termination) following receipt by Executive, and non-revocation of a general release in a form satisfactory to the Company (the “Release”). The Release will be delivered to Executive within five (5) business days following the effective date of Executive’s termination and will include, without limitation, a general release from all liability of Company, its affiliates and each of their respective officers, directors, shareholders, partners, managers, agents, employees and other related parties. Notwithstanding anything to the contrary contained herein, in the event that any payment hereunder is contingent upon Executive’s execution and delivery of the Release and the 21 (or 45 day) period covers more than one calendar year, the payment shall be paid in the second calendar year (on the first regular pay date of such calendar year following the date that the Release becomes effective and is no longer subject to revocation, all subject to Section 4.02(D) below), regardless of whether the Executive executes and delivers the Release in the first or the second calendar year encompassed in such 21 (or 45) day period.

(D)       Specified Employee. If the Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) at the time of the Executive’s termination of employment, amounts or benefits (including the Severance Payments) that are deferred compensation subject to Section 409A of the Code, as determined in the reasonable discretion of the Company, that would otherwise be payable or provided during the six (6)-month period immediately following the termination of employment will instead be paid or provided, with interest on any delayed payment at the short-term applicable federal rate under Section 1274(d) of the Code (with monthly compounding and at the rate published for the month prior to the month in which the Executive’s termination of employment occurs), on the first business day after the date that is six months following the Executive’s termination of employment.

(E)       Removal from any Positions and Boards. If the Executive’s employment is terminated for any reason under this Agreement, he shall be deemed (without further action, deed or notice) to resign (i) if a member, from the Board or board of directors (or similar governing body) of any Affiliate of the Company or any other board to which he has been appointed or nominated by or on behalf of the Company and (ii) from all other positions with the Company or any subsidiary or other Affiliate of the Company, including, but not limited to, as an officer of the Company and any of its subsidiaries or other Affiliates.

ARTICLE V

 CONFIDENTIALITY, NONCOMPETITION, NONSOLICITATION AND OTHER COVENANTS

5.01       Confidentiality. Executive shall be provided with access to Confidential Information relating to the Company, its business, potential business or that of its clients and customers. “Confidential Information” includes all trade secrets, know-how, show-how, theories, technical, operating, financial, and other business information, whether or not reduced to writing or other medium and whether or not marked or labeled confidential, proprietary or the like, specifically including, but not limited to, information regarding source codes, software programs, computer systems, concepts, creations, costs, plans, materials, enhancements, research, specifications, works of authorship, techniques, documentation, models and systems, sales and pricing techniques, designs, inventions, discoveries, products, improvements, modifications, methodology, processes, concepts, records, files, memoranda, reports, plans, proposals, price lists, product development and project procedures. Confidential Information does not include general skills, experience or information that is generally available to the public, other than information which has become generally available as a result of Executive’s direct or indirect act or omission. With respect to Confidential Information of the Company and its clients and customers:

(A)       Executive will use Confidential Information only in the performance of Executive’s duties for Company. Executive will not use Confidential Information at any time (during or after Executive’s employment with Company) for Executive’s personal benefit, for the benefit of any other individual or entity, or in any manner adverse to the interests of Company and its clients and customers except to the extent permitted by applicable law, including to enable Executive to exercise any protected legal right he may have;

(B)       Executive will not disclose Confidential Information at any time (during or after Executive’s employment with Company) except to authorized Company personnel, unless Company consents in advance in writing or unless the Confidential Information indisputably becomes of public knowledge or enters the public domain (other than through Executive’s direct or indirect act or omission) or as authorized by a court or regulatory agency.

(C)       Executive will safeguard the Confidential Information by all reasonable steps and abide by all policies and procedures of Company in effect from time to time regarding storage, copying, destroying, and handling of documents; and

(D)       Executive will return or destroy all materials, models, software, prototypes and the like containing and/or relating to Confidential Information, together with all other property of Company and its clients and customers, to Company when Executive’s employment relationship with Company terminates or otherwise on demand and, at that time Executive will certify to Company, in writing and under oath, that Executive has complied with this Agreement. Executive shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs, databases, diskettes, or other documents or electronically stored information of any kind relating in any way to the business, potential business or affairs of Company and its clients and customers.

(E)       Executive acknowledges receipt of the following notice under the Defend Trade Secrets Act: An individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if he/she (i) makes such disclosure in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) such disclosure was made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal.

(F)       Notwithstanding the foregoing or anything else contained herein to the contrary, this Agreement shall not preclude the Executive from disclosing Confidential Information to a governmental body or agency or to a court if and to the extent that a restriction on such disclosure would limit the Executive from exercising any protected right afforded the Executive under applicable law, including the ability to receive an award for information provided to a governmental body.

5.02       Obligations to Other Persons. Executive does not have any non-disclosure or other obligations to any other individual or entity (including without limitation, any previous company) concerning proprietary or confidential information that Executive learned of during any previous employment or associations that would conflict with the Executive’s obligations to Company under this Agreement. Executive shall not disclose to Company or induce Company to use any secret or confidential information or material belonging to others, including, without limitation, Executive’s former employers, if any. Executive does not have any non-competition agreements, non-solicitation agreements or other restrictive covenants with any previous company or other individual or entity that would conflict with the Executive’s obligations to Company under this Agreement.

5.03       Covenants Against Competition and Solicitation.

Executive acknowledges and understands that, Executive’s position with Company affords Executive extensive access to Confidential Information of the Company. Executive therefore agrees that during the course of Executive’s employment with Company and for twelve (12) months after termination of Executive’s employment with Company (for any reason or no reason) (collectively, “Restricted Period”), Executive shall not: (i) anywhere within the United States of America or any other country in which the Company then conducts or proposes to conduct business, either directly or indirectly, as an owner, stockholder, member, partner, joint venturer, officer, director, consultant, independent contractor, agent or executive, engage in any business or other commercial activity which is engaged in or is seeking to engage in a “Competitive Business.” As used in this Agreement, “Competitive Business” shall mean any individual or enterprise engaged in (x) cleansing of body cavities, tubular structures or other orafices or devices added on or attached to endoscopes or (y) any other business directly competitive with the business of the Company on the date of termination.

Executive further agrees that, during the Restricted Period, Executive shall not, directly or indirectly, either on Executive’s own behalf or on behalf of any other individual or commercial enterprise: (i) contact, communicate, solicit or transact any business with or assist any third party in contacting, communicating, soliciting or transacting any business with (A) any of the customers or clients of the Company, (B) any prospective customers or clients of the Company, or (C) any individual or entity who or which was within the most recent twelve (12) month period a customer or client of Company, for the purpose of inducing such customer or client or potential customer or client to be connected to or benefit from any competitive business or to terminate its or their business relationship with the Company; (ii) solicit, induce or assist any third party in soliciting or inducing any individual or entity who is then (or was at any time within the preceding twelve (12) an employee or full-time consultant, independent contractor or agent of Company) to leave the employment of the Company or cease performing services for the Company; (iii) hire or engage or assist any third party in hiring or engaging, any individual or entity that is or was (at any time within the preceding twelve (12) months) an employee or full-time consultant, independent contractor or agent of the Company, or (iv) solicit, induce or assist any third party in soliciting or inducing any other person or entity (including, without limitation, any third-party service provider or distributor) to terminate its relationship with the Company or otherwise interfere with such relationship. A “prospective customer or client” is any individual or entity with respect to whom or which Company was engaged in a solicitation at any time during the twelve (12) months preceding termination of Executive’s employment with Company and in which solicitation Executive was in any way involved, or about whom or which Executive had access to Confidential Information.

5.04       Cooperation With Investigations/Litigation. Executive agrees, upon Company’s request, to reasonably cooperate both during and after Executive’s employment with Company in any Company investigation, litigation, arbitration, or regulatory proceeding regarding events that occurred during Executive’s tenure with Company. Executive will make himself reasonably available to consult with Company’s counsel, to provide information, and to appear to give testimony. Company will reimburse Executive for reasonable out-of-pocket expenses Executive incurs in extending such cooperation, so long as Executive provides advance written notice of Executive’s request for reimbursement and provides satisfactory documentation of the expenses.

5.05       Reasonable Restrictions/Damages Inadequate Remedy. The Parties to this agreement acknowledge that the restrictions contained in this Article are reasonable and necessary to protect the legitimate business interests of Company and that any breach by Executive of any provision contained in this Article may result in immediate irreparable injury to Company for which a remedy at law would be inadequate. Accordingly, the Parties shall be entitled to temporary or permanent injunctive or other equitable relief (without being obligated to post a bond or other collateral) in the event of any breach or threatened breach of the provisions of this Article, in addition to any other remedy that may be available whether at law or in equity.

5.06       Separate Covenants. In the event that an arbitrator or any court of competent jurisdiction shall determine that any one or more of the provisions contained in this Article shall be unenforceable in any respect, then such provision shall be deemed limited and restricted to the extent that the adjudicator shall deem the provision to be enforceable. It is the intention of the Parties to this Agreement that the covenants and restrictions in this Article be given the broadest interpretation permitted by law. The invalidity or unenforceability of any provision of this Article shall not affect the validity or enforceability of any other provision hereof. If, in any judicial or arbitration proceedings, a court of competent jurisdiction or arbitration panel should refuse to enforce all of the separate covenants and restrictions in this Article, then such unenforceable covenants and restrictions shall be eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants and restrictions to be enforced in such proceeding.

5.07       Ownership of Proprietary Rights

(A)       Proprietary Rights. “Proprietary Rights” means all right, title and interest (including any copyrights, patent rights, trademarks, servicemarks and trade names) in and to, or associated with, or arising from, any and all notes, data, reference materials, sketches, drawings, memoranda, documentation, and any and all work product conceived, created, reduced to any medium of expression and/or produced as part of the activities of Executive for the Company, including all written, graphical, pictorial, visual, audio, and audiovisual elements relating thereto, software code or records in any way incorporating or reflecting any Confidential Information and any original works of authorship, derivative works, inventions, developments, concepts, know-how, improvements, trade secrets or ideas, whether or not fixed in a tangible medium of expression, that are conceived or developed in whole or in part by the Executive alone or in conjunction with others, whether or not conceived or developed during regular working hours by, or in association with, the Company that are made through the use of any Confidential Information or any of the Company’s equipment, facilities, supplies, or trade secrets, or that relate to the Company’s business or the Company’s actual or demonstrably anticipated research and development, or that result from any work performed by the Executive for the Company.

(B)       Ownership of Proprietary Rights. All Proprietary Rights shall belong exclusively to the Company, and the Executive agrees to assign and hereby assigns to the Company, all rights, title and interest throughout the world in and to all Proprietary Rights. The Executive agrees to promptly make full written disclosure to the Company, and will hold in trust for the sole right and benefit of the Company, all Proprietary Rights. Upon request of the Company and without any separate compensation, the Executive shall take such action and execute and deliver such documents and instruments as may be necessary or proper to vest in the Company all right, title and interest in and to all such Proprietary Rights. Without limiting the foregoing, the Executive further agrees that for any original works of authorship created by the Executive, the Company shall be deemed the author thereof under the United States Copyright Act; provided, however, that in the event and to the extent such works do not to constitute “works made for hire” as a matter of law, the Executive agrees to irrevocably assign and transfer, and hereby irrevocably assigns and transfers to the Company, all right, title and interest in and to such works, including but not limited to copyrights.

(C)       Maintenance of Records. The Executive covenants and agrees to take commercially reasonable measures to keep and maintain adequate and current written records of all inventions and works of authorship made by the Executive (solely or jointly with others) during the term of the Executive’s relationship with the Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times. The Executive agrees not to remove such records from the Company’s place of business except as expressly permitted by the Company policy, which may, from time to time, be revised at the sole election of the Company. The Executive agrees to return all such records (including any copies thereof) to the Company at the time of termination of services with the Company.

(D)       Recordation of Rights. The Executive covenants and agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s, or its designee’s, rights in the inventions and any copyrights, patents, trademarks, servicemarks, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that the Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive such rights, and in order to assign and convey to the Company or its designee and any successors, assigns and nominees the sole and exclusive rights, title and interest in and to such inventions, and any copyrights, patents or other intellectual property rights relating thereto. The Executive further agrees that the obligation to execute or cause to be executed, when it is in the Executive’s power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If the Company or its designee is unable because of the Executive’s mental or physical incapacity or unavailability or for any other reason to secure the Executive’s signature to apply for or to pursue any application for any United States or foreign patents, copyrights, or other registrations covering inventions or works of authorship assigned or to be assigned to the Company or its designee as above, then the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney-in-fact, to act for and on the Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by the Executive. The Executive hereby waives and irrevocably quitclaims to the Company or its designee any and all claims, of any nature whatsoever, that the Executive now or hereafter has for infringement of any and all proprietary rights assigned to the Company or such designee.

ARTICLE VI

 MISCELLANEOUS

6.01       Benefit of Agreement and Assignment. This Agreement shall inure to the benefit of Company, its affiliates and their respective successors and assigns (including, without limitation, the purchaser of all or substantially all of the assets of Company and/or any of its affiliates) and shall be binding upon Company and its successors and assigns. This Agreement also shall inure to the benefit of and be binding upon Executive and Executive’s heirs, administrators, executors and assigns. Executive may not assign or delegate Executive’s duties under this Agreement, without the prior written consent of Company.

6.02       Notices. All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given (i) on the date delivered if personally delivered, (ii) upon receipt by the receiving party of any notice sent by registered or certified mail (first-class mail, postage pre-paid, return receipt requested), (iii) by email, or (iv) on the date targeted for delivery if delivered by nationally recognized overnight courier or similar courier service, addressed in the case of Company to:

Motus GI Holdings, Inc.,	With a copy which, itself, shall not constitute notice, to:
1301 East Broward Blvd	Lowenstein Sandler LLP
Fort Lauderdale, Florida 33301	One Lowenstein Drive
Roseland, NJ 07068
Attn: Chief Executive Officer	Attn: Steven M. Skolnick, Esq.

and in the case of Executive to:

Mark Pomeranz 20 Laurelwood Drive Bernardsville, NJ 07924

Any Party may notify the other Party in writing of the change in address by giving notice in the manner provided in this Section 6.02. Service of process in connection with any suit, action or proceeding (whether arbitration or otherwise) may be served on each Party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.

6.03       Non-Disparagement. During the Term and at all times thereafter, Executive agrees that Executive shall not knowingly disparage, criticize or otherwise make any derogatory statements regarding Company or its past, present and future directors, officers, shareholders, employees, or agents. Upon conclusion of the Term, the Company agrees to instruct the Board and its senior officers not to knowingly disparage, criticize or otherwise make any derogatory statements concerning the Executive. Nothing herein shall preclude either Party from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process or to defend or enforce a Party’s rights under this Agreement.

6.04       Indemnification. The Company shall indemnify Executive to the maximum extent provided in the Company’s Bylaws and organizational documents, as currently in effect. Executive shall be entitled to coverage under the directors and officers liability insurance on terms no less favorable to him in any respect than the coverage then being provided to any other current or former director or officer of the Company and which the Company shall maintain with minimum coverage of $1 million.

6.05        Arbitration. With the exception of the Company’s right to seek injunctive relief in a court of competent jurisdiction to enforce Article V, any dispute or controversy arising out of or relating to this Agreement or Executive’s performance thereunder shall be exclusively settled by arbitration before a single arbitrator to be held in Florida in accordance with the rules then in effect of the American Arbitration Association. The decision of the arbitrator shall be final, conclusive and binding on the Parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company and the Executive shall separately pay their own counsel fees and expenses. The arbitrator shall apply the laws of the State of Florida with respect to interpretation, construction or enforcement of this Agreement without giving effect to the principles of conflicts of law.

6.06       Entire Agreement. This Agreement, including the exhibits, contains the entire agreement of the Parties with respect to the terms and conditions of Executive’s employment during the Term and activities following termination of this Agreement and Executive’s employment with Company and supersedes any and all prior agreements and understandings, whether written or oral, between the Parties with respect to the subject matter of this Agreement. This Agreement may not be changed or modified except by an instrument in writing, signed by both the Company and the Executive.

6.07       Representation and Warranties. Executive and Company each respectively represent and warrant to the other that (a) he/it has the legal capacity to execute and perform this Agreement, (b) this Agreement is a valid and binding agreement enforceable against the Parties according to its terms, and (c) the execution and performance of this Agreement by him/it does not violate or conflict with the terms of any existing agreement or understanding to which Executive or Company is a party or by which Executive or Company may be bound.

6.08       No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 6.08 shall preclude the assumption of such rights by executors, administrators or other legal representatives of Company or Executive’s estate and their assigning any rights hereunder to the person or persons entitled thereto.

6.09       Source of Payment. All payments provided for under this Agreement shall be paid in cash from the general funds of Company. The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if Company shall make any investments to aid it in meeting its obligations hereunder, Executive shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between Company and Executive or any other person. To the extent that any person acquires a right to receive payments from Company hereunder, such right, without prejudice to rights which Executives may have, shall be no greater than the right of an unsecured creditor of Company.

6.10       No Waiver. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

6.11       Headings. The Article and Section headings in this Agreement are for the convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

6.12       Validity. The invalidity or enforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

6.13       Executive Withholdings and Deductions. All payments to Executive hereunder shall be subject to such withholding and other Executive deductions as may be required by law.

6.14       Counterparts. This Agreement may be executed in one more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

6.15       Agreement to Take Actions. Each Party shall execute and deliver such documents, certificates, agreements and other instruments, and shall take all other actions, as may be reasonably necessary or desirable in order to perform his or its obligations under this Agreement.

6.16       Survival. The terms of Section 4.02 and Articles V and VI of this Agreement shall survive the termination of this Agreement and Executive’s employment hereunder.

6.17       Section 409A Compliance.

(A)       This Agreement is intended to comply with the requirements of Section 409A of the Code (“Section 409A”) and regulations promulgated thereunder. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments due under this Agreement shall comply with Section 409A. For purposes of section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with Company for purposes of Section 4.02 of this Agreement unless Executive would be considered to have incurred a “termination of employment” from Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii).

(B)       All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

(C)       Executive acknowledges that, while the Parties endeavor to have this Agreement comply with the requirements of Section 409A, any tax liability incurred by Executive under Section 409A is solely the responsibility of Executive.

6.18       Legal Counsel. Executive represents that Company has previously recommended that Executive engage counsel to assist Executive in reviewing this Agreement. Executive acknowledges that, prior to executing this Agreement, Executive has been given a reasonable opportunity to review the Agreement and to consult with counsel as to its content and is entering into this Agreement freely and voluntarily.

[Signatures appear on the following page]

IN WITNESS WHEREOF, Company and Executive have duly executed this Agreement as of the date first written above.

COMPANY:

Motus GI Holdings, Inc.

BY:
Name:
Title:

EXECUTIVE:

Mark Pomeranz

[Signature Page to Mark Pomeranz First Amended Employment Agreement]